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                                                                    Exhibit 5.14



                                                              September 23, 2003


Moore Brasil Ltda.
    c/o Moore Wallace Incorporated,
        1200 Lakeside Drive,
           Bannockburn, Illinois 60015-1243,

Ladies and Gentlemen;

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance, Inc. (the "Company") to be issued in exchange for the Company's outstanding 7-7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003 (the "First Supplemental Indenture"), by and among the New Guarantors (as defined therein), the Company and the Trustee,
(iii) the Second Supplemental Indenture, dated as of September, 2003 (together with the First Supplemental Indenture, the "Supplemental Indentures"), by and among the Company, the Guarantors (as defined therein), and the Trustee, and
(iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as

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defined therein) and Moore Wallace Incorporated (formerly known as Moore
Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"), I, as internal counsel to Moore Brasil Ltda (the "Subsidiary Guarantor"), have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that the guaranty of the Exchange Notes (the "Guaranty") by the Subsidiary Guarantor has been duly authorized and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-4 relating to the Exchange Notes (the "Registration Statement") effective, the Guaranty has been duly executed and delivered and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will constitute valid and legally binding obligations of the Subsidiary Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the Brazilian legislation, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         In connection with the foregoing, I have assumed (i) that at the time of the issuance and delivery of the Exchange Notes and the Guaranty there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and the Guaranty and (ii) that the issuance and delivery of the Exchange Notes and the Guaranty, all of the terms of the Exchange Notes


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and the Guaranty, and the performance by the Company and the Subsidiary
Guarantor of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Subsidiary Guarantor and will not result in a default under or a breach of any agreement or instrument then binding upon the Company and the Subsidiary Guarantor.

         In rendering the foregoing opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantor and other sources believed by me to be responsible, and I have assumed (i) that the Indenture and the Supplemental Indentures have been duly authorized, executed and delivered by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by me, (iii) that the Trustee's certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me as internal counsel to the Subsidiary Guarantor under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. Sullivan & Cromwell LLP, counsel to the Company, may rely on this opinion.


                                 Very truly yours,

                                 /s/ Gastao Luis Raposo de Megalhaes